As filed with the United States Securities and Exchange Commission on November 1, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FUNKO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	35-2593276
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2802 Wetmore Avenue

Everett, Washington 98201

Telephone: (425) 783-3616

(Address, including zip code, of principal executive offices)

FUNKO, INC. 2019 INCENTIVE AWARD PLAN

(Full title of the plan)

Tracy D. Daw

Senior Vice President, General Counsel and Secretary

Funko, Inc.

2802 Wetmore Avenue

Everett, Washington 98201

(425) 783-3616

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share	3,000,000(2)	$17.61(3)	$52,830,000.00	$6,857.33

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of Funko, Inc. (the “Company”) that become issuable under the Company’s 2019 Incentive Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2)

Represents 3,000,000 shares of Class A Common Stock reserved for issuance under the Funko, Inc. 2019 Incentive Award Plan. The number of shares reserved for issuance under the Company’s 2019 Incentive Award Plan will automatically increase on January 1 of each calendar year from January 1, 2020 through January 1, 2029, by that number of shares of Class A Common Stock equal to the lesser of (A) 2% of the shares of Class A Common Stock outstanding as of the last day of the immediately preceding fiscal year on a fully-diluted basis and (B) such lesser number of shares of Class A Common Stock as determined by the board of directors of the Company.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the Company’s shares of Class A Common Stock as reported on the Nasdaq Global Select Market on October 29, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Funko, Inc., unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)     the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 6, 2019 (File No. 001-38274);

(b)     the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 3, 2019 (File No. 001-38274);

(c)     the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 8, 2019 (File No. 001-38274);

(d)     the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Commission on October 31, 2019 (File No. 001-38274);

(e)     the Company’s Current Report on Form 8-K, filed with the Commission on April 18, 2019 (File No. 001-38274);

(f)     the Company’s Current Report on Form 8-K, filed with the Commission on June 27, 2019 (File No. 001-38274);

(g)     the Company’s Current Report on Form 8-K, filed with the Commission on July 23, 2019 (File No. 001-38274);

(h)     the Company’s Current Report on Form 8-K, filed with the Commission on August 30, 2019 (File No. 001-38274);

(i)     the Company’s Current Report on Form 8-K, filed with the Commission on September 4, 2019 (File No. 001-38274);

(j)     the Company’s Current Report on Form 8-K, filed with the Commission on September 18, 2019 (File No. 001-38274);

(k)     the Company’s Current Report on Form 8-K, filed with the Commission on September 24, 2019 (File No. 001-38274); and

(l)    the description of the Company’s shares of Class  A Common Stock contained in the Company’s Registration Statement on Form S-3/A, filed with the Commission on August 30, 2019 (File No. 333-230964), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the laws of the State of Delaware, no director of Funko, Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Funko, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-221390), filed on November 7, 2017).

4.2	Amended and Restated Bylaws of Funko, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-221390), filed on November 7, 2017).

4.3	Specimen Stock Certificate evidencing the shares of Class A Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-220856), filed on October 23, 2017).

4.4	Funko, Inc. 2019 Incentive Award Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-38274), filed on June 27, 2019).

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP) as to Funko, Inc.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.

Item 9.	Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Everett, state of Washington, on the 1st day of November, 2019.

FUNKO, INC.

By:	/s/ Brian Mariotti
Brian Mariotti
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian Mariotti and Tracy Daw, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Mariotti Brian Mariotti	Chief Executive Officer and Director (Principal Executive Officer)	November 1, 2019

/s/ Jennifer Fall Jung Jennifer Fall Jung	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 1, 2019

/s/ Ken Brotman Ken Brotman	Director	November 1, 2019

/s/ Gino Dellomo Gino Dellomo	Director	November 1, 2019

/s/ Charles Denson Charles Denson	Director	November 1, 2019

/s/ Adam Kriger Adam Kriger	Director	November 1, 2019

/s/ Michael Lunsford Michael Lunsford	Director	November 1, 2019

/s/ Diane Irvine Diane Irvine	Director	November 1, 2019

/s/ Sarah Levy Sarah Levy	Director	November 1, 2019